EXHIBIT 4.38
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                               Purchase Agreement
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         Purchase Agreement (the "Agreement"), effective as of November 28,
2001, by and between Scion Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 200 Boston Avenue, Suite 3600, Medford, Massachusetts 02155 USA ("Scion"), CeNeS Pharmaceuticals, Inc., a Delaware corporation with its registered office at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware ("CeNeS"), and CeNeS Pharmaceuticals plc, a company formed under the laws of Scotland with a principal place of business at Compass House, Vision Park, Chivers Way, Histon, Cambridge CB4 9ZR, England ("CeNeS plc"). Scion and CeNeS are collectively referred to as the "Parties".

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Scion, CeNeS, and CeNeS plc agree as follows.

Section 1.        Purchase; License and Assumption.
                  ---------------------------------

         (a) Purchased Assets and SBIR Grant. At the Closing and for the consideration set forth in Section 2, below:

                  (i) Upon the terms and subject to the conditions set forth herein, Scion agrees to purchase and CeNeS agrees to sell all small organic molecules in CeNeS' compound library whether or not the same are reduced to practice (including but not limited to those compounds identified on Schedule A attached to this Agreement, in whatever quantities held by CeNeS, and including but not limited to all compounds encompassed by the Purchased Compounds Intellectual Property Rights, as defined below) (the "Purchased Compounds") and all Intellectual Property Rights relating to or arising from such compounds, including but not limited to all Intellectual Property Rights associated with NMDA and Sigma receptors, and Na and Ca ion channels, and specifically including but not limited to the tangible embodiments of the Intellectual Property Rights identified on Schedule B attached to this Agreement (the "Purchased Compounds Intellectual Property Rights"); provided, however, that the Purchased Compounds shall not include N-(3-methylthiophenyl)-N-methyl-N'-(2-chloro-5 methylthiophenyl) guanidine and its salts ("CNS 5161"), and N-(m-ethylphenyl)-N-methyl-N'-(1-naphthyl) guanidine and its salts ("Aptiganel") or, for the avoidance of doubt, any compounds owned by affiliates of CeNeS identified on Schedule J attached to this Agreement (the "Excluded Compounds"); and provided further that the Purchased Compounds Intellectual Property Rights shall include lab notebooks containing any small organic molecules in CeNeS' compound library (to the extent they relate to the Purchased Compounds and the Purchased Compounds Intellectual Property Rights), and CeNeS plc shall retain, at CeNeS' expense (to the extent they relate to the Purchased Compounds Intellectual Property Rights), such notebooks in the greater Boston area for inspection and duplication (at Scion's expense) promptly upon the request of Scion;

                  (ii) Upon the terms and subject to the conditions set forth herein, to the extent permitted by the National Institutes of Health (the "NIH") after commercially reasonable effort on the part of Scion, Scion will assume the remainder of a certain Small Business Innovation

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         Research grant from the NIH for the Kv1.1 project for Symptomatic
         Treatment of Peripheral Neuropathies (the "SBIR Grant");

                  (iii) Upon the terms and subject to the conditions set forth herein, Scion agrees to purchase the equipment identified on Schedule C attached to this Agreement (the "SBIR Equipment") and all Intellectual Property Rights arising from the SBIR Grant (the "SBIR Intellectual Property Rights") subject only to the funding agreement pursuant to which the SBIR Grant is provided (the "Grant Agreement") and any rights held by the United States Government under the Grant Agreement or the Patent Rights In Inventions Made With Federal Assistance Act, 35 U.S.C. ss.ss. 200 to 212 ("Bayh-Dole Act"); and

                  (iv) Scion agrees to purchase, and CeNeS agrees to sell, the nuclear magnetic resonance spectroscopy equipment identified on
         Schedule I to this Agreement (the "NMR Equipment").

         (b) Limited Assumption of Liabilities. The Parties agree that Scion shall assume no Liabilities of CeNeS other than the following Liabilities, which upon the Closing, shall be assumed by Scion (i) those Liabilities identified on Schedule E attached to this Agreement; (ii) Liabilities to the United States Government under the Grant Agreement or under the Bayh-Dole Act with respect to the SBIR Intellectual Property Rights; and (iii) Liabilities with respect to patent filing and maintenance costs on the CeNeS Intellectual Property Rights (other than the Patents Licensed to Scion and the patent embodiments of the University Licensed Intellectual Property Rights) arising after the date of this Agreement (the "Assumed Liabilities"). The Parties further agree that Scion shall have no Liability (and CeNeS shall satisfy all Liabilities) for patent costs and expenses (including patent filing and maintenance costs) arising or due prior to the date of this Agreement. For the purpose of this Agreement, the term "Liability" (and the plural, "Liabilities") means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

         (c) Exclusive License. At the Closing, CeNeS shall grant a worldwide, exclusive (including as to CeNeS), perpetual, fully paid and royalty-free license and right (the "License Grant to Scion") to the patents set forth on Schedule K-1 to this Agreement (the "Patents Licensed to Scion"), and all Intellectual Property Rights arising therefrom (hereafter, the "Intellectual Property Rights Arising from the Patents Licensed to Scion"), for all fields of use except for those required for the use, practice and manufacture of CNS 5161 and Aptiganel (the "Scion Field of Use"). For the purpose of this Agreement, the Patents Licensed to Scion shall include all existing patents and patent applications set forth on Schedule K-1 and all patent applications hereafter filed which include the subject matter of such patents in the Scion Field of Use, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

         (d)      Sublicenses.



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                  (i) At the Closing, CeNeS shall grant to Scion a worldwide, exclusive (including as to CeNeS), perpetual, fully paid and royalty-free sublicense and grant of all rights under the Virginia Commonwealth Agreement in the Scion Field of Use (the "Virginia Commonwealth Sublicense"). CeNeS agrees to use its best efforts (which shall not be construed to require payment of any compensation to Virginia Commonwealth) to promptly assign the Virginia Commonwealth Agreement to Scion (limited to the Scion Field of Use only) (the "Virginia Commonwealth Assignment").

                  (ii) At the Closing, CeNeS shall grant to Scion a worldwide, exclusive (including as to CeNeS), perpetual, fully paid and royalty-free sublicense and grant of all rights under the Oregon Agreement in the Scion Field of Use (the "Oregon Sublicense").

         (e)      Certain Definitions.

                  (i) For the purposes of this Agreement, the term "Intellectual Property Rights" means intellectual property rights arising from or in respect of the following: (A) all patents, patent applications, invention and patent disclosures and invention registrations (including, but not limited to, all divisionals, renewals, reissues, continuations-in-part, and continuations thereof); (B) all inventions and all applications, registrations, and renewals in connection therewith; (C) all trade secrets and proprietary information (including ideas, formulas, compositions, know-how, technical data, manufacturing and production processes and techniques, research and development information, designs, drawings, specifications, operating procedures and guidelines, quality assurance procedures and guidelines); (D) all trademarks (including all CeNeS designation numbers with respect to any of the Purchased Compounds), service marks, trade dress, slogans, logos, trade names; (E) all proprietary computer software, data, databases and documentation thereof, but specifically excluding any software and databases licensed by CeNeS from third parties; (F) all other proprietary rights (including but not limited to all copyrightable works, all trademarks including all goodwill associated therewith); (G) all copies and tangible embodiments thereof (in whatever form or medium); (H) any biological embodiments thereof; and
         (I) all the biological and chemical data associated with the compound library including, but not limited to, any and all documentation such as notebooks, memos, spectral data and figures and tables.

                  (ii)

                           (A) The Purchased Compounds, the Purchased Compounds
                  Intellectual Property Rights, the SBIR Equipment, the SBIR Intellectual Property Rights, and the NMR Equipment are referred to collectively as the "Purchased Assets."

                           (B) The Purchased Compounds Intellectual Property
                  Rights, the SBIR Intellectual Property Rights, and the Intellectual Property Rights Arising from the Patents Licensed to Scion are referred to collectively as the "CeNeS Intellectual Property Rights".

                           (C) The Purchased Compounds, SBIR Equipment and NMR
                  Equipment are referred to collectively as the "Tangible
                  Assets."

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                           (D) For the purpose of this Agreement, the term
                  "University Licensed Intellectual Property" shall refer to all Intellectual Property Licensed to CeNeS under either (or both) University Licenses and shall include the tangible embodiments of the University Licensed Intellectual Property set forth on Schedule K-2.

                           (E) For the purpose of this Agreement, the term
                  "Licensed Patents" shall refer to the patent embodiments of the University Licensed Intellectual Property and the Patents Licensed to Scion; provided, however, that the patents embodied in the Virginia Commonwealth Agreement shall cease to be deemed Licensed Patents upon the assignment of the Virginia Commonwealth Agreement to Scion.

                           (F) For the purpose of this Agreement, the term
                  "Sublicenses" shall mean the Virginia Commonwealth Sublicense and the Oregon Sublicense, collectively, and the term "University Licenses" shall mean the Virginia Commonwealth Agreement and the Oregon Agreement, collectively.

                  (iii) For the purpose of this Agreement, the term "Virginia Commonwealth" shall mean Virginia Commonwealth University, and the term "Virginia Commonwealth Agreement" shall mean a certain License Agreement, dated April 4, 1994, by and between Virginia Commonwealth University and Cambridge Neuroscience Inc., as amended by Amendment No. 1, dated April 3, 1997, and as further amended by an Amendment, dated January 22, 2001.

                  (iv) For the purpose of this Agreement, the term "Oregon" shall mean the State of Oregon, and "Oregon Agreement" shall mean a certain Research Agreement, dated June 6, 1987, by and between the State of Oregon (by and through the Oregon State Board of Higher Education on behalf of the University of Oregon) and Cambridge Neuroscience Research, Inc., as amended by Amendment No. 1, dated September 1, 1987, and further amended by Amendment No. 2, dated April 2, 1990.

Section 2. Purchase Price. In consideration for CeNeS' obligations under this Agreement, Scion shall make the following payments to CeNeS:

         (a) Up Front Payment. At the Closing (as defined in Section 5(b)), Scion shall pay to CeNeS US$300,000.00, by wire transfer of immediately available funds (the "Up Front Payment").

         (b) Subsequent Payment. Scion shall pay to CeNeS a total of US$500,000.00 in 20 installments of $25,000.00 each, the first installment commencing on the date that is one year from the date of the Closing, with each subsequent installment every three months thereafter (each, a "Subsequent Payment").

         (c) Milestone Payments. Scion agrees to pay to CeNeS milestone payments as set forth below on the first instance of a CeNeS-numbered Purchased Compound invented by CeNeS (or an employee of CeNeS) or to which CeNeS has an exclusive license (as identified on Schedule G) or a compound invented by CeNeS (or an employee of CeNeS) and disclosed as a species embodiment in a CeNeS patent or patent application included on Schedule B attached to this Agreement, reaching


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the following stages of clinical development by Scion or a sub-licensee or assignee of such compound by Scion:

         o Upon the effectiveness of such party's filing of an Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration (the "FDA"): $500,000.00;

         o Upon the FDA's approval of commencement of Phase II clinical trials: $500,000.00; and

         o Upon the effectiveness of such party's filing of a New Drug Application ("NDA") with the FDA: $1,000,000.00.

It is hereby agreed that evidence of invention by CeNeS of a compound set forth in CeNeS' laboratory notebooks shall constitute a rebuttable presumption of invention and manufacture of such compound by CeNeS.

         Scion agrees to provide prompt notice (as set forth herein) of the filing of any IND, the commencement of Phase II clinical trials, or upon the filing of an NDA, provided that such filing or the commencement of such clinical trials would require a payment under the provisions of this Section 2(c). In the event that a subsequent payment is not made within five Business Days of its due date, such payment shall accrue interest at the rate of 14% per annum beginning on the fifth Business Day after its due date. For the purpose of this Agreement, the term "Business Day" shall mean a day, excluding Saturday, Sunday, or legal holiday observed by the government of the Commonwealth of Massachusetts.

         (d) Maximum Obligation. In no event will more than US$2,800,000.00 be paid by Scion to CeNeS under this Section 2. Other than as set forth in Section 1 and this Section 2, Scion shall have no further obligation or Liability to CeNeS with respect to the Purchased Compounds or the CeNeS Intellectual Property Rights, and Scion shall specifically have no obligation to pay any royalty on any Purchased Compounds or CeNeS Intellectual Property Rights.

Section 3A. Representations and Warranties of CeNeS. Except as set forth on Schedule H to this Agreement, CeNeS represents and warrants to Scion that the statements contained in this Section 3A are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as defined in Section 5(b)).

         (a) Organization and Authority. CeNeS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. CeNeS has all necessary power and authority (corporate and other) to own and sell the Purchased Assets and to execute and deliver this Agreement and carry out the transactions contemplated by this Agreement.

         (b) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:
(i) violate or conflict with any provision of CeNeS' Certificate of Incorporation or By-laws, each as amended to date; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or require the consent or approval of any government, governmental agency, or court to which CeNeS is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the


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acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which CeNeS is a party or is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets). For the purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest and will also include any license or grant of rights.

         (c) Enforceability. When executed by the Parties, this Agreement will constitute the valid and legally binding obligation of CeNeS enforceable in accordance with its terms and conditions.

         (d) Title to Tangible Assets. CeNeS has good and marketable title to the Tangible Assets, free and clear of all Security Interests. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, all right, title and interest in the Tangible Assets will be transferred to Scion, free and clear of any Security Interest. At the Closing, the SBIR Equipment and NMR Equipment will function in the manner in which such equipment was designed; provided, however, that CeNeS makes no representation as to the functionality of such equipment after relocation of such equipment by Scion following the Closing.

         (e) Intellectual Property.

                  (i) All tangible embodiments of the CeNeS Intellectual Property Rights are identified on Schedules B and D. Schedule B identifies all of the tangible embodiments of the Purchased Compounds Intellectual Property Rights. Schedule D identifies all of the tangible embodiments of the SBIR Intellectual Property Rights. CeNeS owns and possesses all right, title and interest in and to all of the CeNeS Intellectual Property Rights, free and clear of any Security Interest, and, upon the consummation of the transactions contemplated by this Agreement, at the Closing, all right, title and interest in the CeNeS Intellectual Property Rights will be transferred to Scion, free and clear of any Security Interest.

                  (ii) Schedules B and D identify the jurisdictions in which all such registrations and pending applications for registration of the Intellectual Property Rights were issued or registered or in which application was made, the date of issuance or registration or application and the identification number assigned thereto, as applicable.

                  (iii) University Licensed Intellectual Property Rights.

                           (A) A true and complete copy of the Virginia
                  Commonwealth Agreement is set forth on Schedule L-1. A true and complete copy of the Oregon Agreement is set forth on Schedule L-2. CeNeS is not in breach of either University License, and CeNeS has not received any notice of any breach of either University License by any third party.

                           (B) No Liability on the part of CeNeS under either
                  University License is currently due. CeNeS has no Knowledge of any loss or expiration of any University Licensed Intellectual Property Rights (including any loss resulting from the failure to pay patent maintenance fees or to make any filing).


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                           (C) CeNeS has not received any notices of, nor to the
                  Knowledge of CeNeS or the directors or officers (and employees with responsibility for Intellectual Property Rights matters of CeNeS) do any facts exist which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the University Licensed Intellectual Property Rights (including, without limitation, any demand or request that CeNeS, Virginia Commonwealth University, or Oregon, as applicable, license any rights from a third party).

                           (D) To the Knowledge of CeNeS, commercially
                  reasonable actions to maintain and protect each item of University Licensed Intellectual Property Rights have been taken.

                  (iv) CeNeS Intellectual Property.

                           (A) CeNeS has received no notice of and has no
                  Knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of any of the CeNeS Intellectual Property Rights and CeNeS has no Knowledge of any grounds for the same.

                           (B) CeNeS has no Knowledge of any loss or expiration
                  of any CeNeS Intellectual Property Rights (including any loss resulting from the failure to pay patent maintenance fees or to make any filing due prior to the date of this Agreement).

                           (C) CeNeS has not received any notices of, nor to the
                  Knowledge of CeNeS or the directors or officers (and employees with responsibility for Intellectual Property Rights matters of CeNeS) do any facts exist which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the CeNeS Intellectual Property Rights (including, without limitation, any demand or request that CeNeS license any rights from a third party).

                           (D) CeNeS has not infringed, misappropriated or
                  otherwise conflicted with any Intellectual Property Rights or other rights of any third parties.

                           (E) CeNeS has taken commercially reasonable actions
                  to maintain and protect each item of CeNeS Intellectual Property Rights. For the purpose of this Agreement, "Knowledge" means actual knowledge after reasonable investigation.

                  (v) With respect to each item of CeNeS Intellectual Property Rights and University Licensed Intellectual Property Rights, as the case may be:

                           (A) the underlying item of CeNeS Intellectual
                  Property Rights (and, to the Knowledge of CeNeS, the underlying item of University Licensed Intellectual Property Rights) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (B) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of CeNeS or the directors or officers (and employees with responsibility for Intellectual Property Rights matters) of CeNeS, is threatened which challenges the


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                  legality, validity, or enforceability of the underlying item of CeNeS Intellectual Property Rights (or, to the Knowledge of CeNeS, the University Licensed Intellectual Property Rights); and

                           (C) CeNeS has not granted any license, sublicense or
                  similar right.

                  (vi) With respect to all CeNeS Intellectual Property Rights, each inventor, employee and consultant of CeNeS that participated in the development or discovery of such Intellectual Property Right has executed currently enforceable invention assignment or similar agreements with CeNeS or its predecessor assigning all right, title, and interest to such Intellectual Property Rights to CeNeS ("CeNeS Invention Assignment Agreements").

         (f) Power of Attorney. There are no outstanding powers of attorney executed on behalf of CeNeS that would prevent or prohibit it from valid performance of its obligations under this Agreement.

         (g) Brokers' Fees. CeNeS has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Scion could become liable.

         (h) Inventory. CeNeS' log of all Purchased Compounds, which sets forth the approximate quantities of compounds in CeNeS' chemical library has been provided to Scion on or prior to the Closing Date.

Section 3B. Representations and Warranties of CeNeS plc. CeNeS plc represents and warrants to Scion that the statements contained in this Section 3B are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date.

         (a) Organization and Authority. CeNeS plc is a company duly organized and validly existing under the laws of England and Wales. CeNeS plc has all necessary power and authority (corporate and other) to execute and deliver this Agreement and carry out its obligations under this Agreement.

         (b) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:
(i) violate or conflict with any provision of CeNeS plc's Memorandum of Association or Articles of Association; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or require the consent or approval of any government, governmental agency, or court to which CeNeS plc is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which CeNeS plc is a party or is bound or to which any of its assets are subject.

         (c) Enforceability. When executed by the Parties and CeNeS plc this Agreement will constitute the valid and legally binding obligation of CeNeS plc enforceable in accordance with its terms and conditions.

Section 4. Representations and Warranties of Scion. Scion represents and warrants to CeNeS and CeNeS plc that the statements contained in this Section 4


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are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date.

         (a) Organization and Authority. Scion is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Scion has all necessary power and authority (corporate and other) to execute and deliver this Agreement and carry out the transactions contemplated by this Agreement.

         (b) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:
(i) violate or conflict with any provision of Scion's Certificate of Incorporation, as amended, or By-laws; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or require the consent or approval of any government, governmental agency, or court to which Scion is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Scion is a party or is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets).

         (c) Enforceability. When executed by the Parties, this Agreement will constitute the valid and legally binding obligation of Scion enforceable in accordance with its terms and conditions.

         (d) Brokers' Fees. Scion has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CeNeS could become liable.

Section 5.        Covenants; Closing.
                  -------------------

         (a) Further Assurances.

                  (i) In case at any time after date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for such amount under Section 6, below). CeNeS shall cooperate with, assist and take all actions reasonably requested by Scion and its authorized representatives in order to provide, to the extent reasonably requested by Scion, an efficient transfer of control of the Purchased Assets and the SBIR Grant, including, but not limited to, any filings with respect to any CeNeS Intellectual Property any appropriate governmental authority or with the NIH. In addition to the foregoing, CeNeS hereby assigns to Scion rights under all CeNeS Invention Assignment Agreements to the extent they relate to the CeNeS Intellectual Property Rights, and agrees to assist Scion in the procurement and enforcement of such CeNeS Invention Assignment Agreements with respect to the CeNeS Intellectual Property Rights.

                  (ii) In the event Scion is unable, for any reason, after reasonable effort, to secure signatures on any document needed in connection with the actions specified in this Section 5(a), CeNeS hereby irrevocably designates and appoints Scion and its duly authorized agent and attorney in fact, which appointment is coupled


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         with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 5(a)(i) with the same legal force and effect as if executed by CeNeS unless right to such Intellectual Property is subject to a good faith dispute between the parties. CeNeS hereby waives and quitclaims to Scion any and all claims, of any nature whatsoever, which CeNeS now or may hereafter have for infringement of any CeNeS Intellectual Property Rights assigned hereunder to Scion.

                  (iii) Use of CeNeS Intellectual Property Rights. From the date of this Agreement and indefinitely thereafter, CeNeS agrees not to disclose, use, or retain any CeNeS Intellectual Property Rights, it being acknowledged that worldwide exclusive, except as set forth on Schedule B, D, or H, right and title to such CeNeS Intellectual Property Rights (subject to the Grant Agreement and the Bayh-Dole Act, in the case of the SBIR Intellectual Property Rights) shall be assigned to Scion pursuant to this Agreement and will be thereafter referred to as Scion Intellectual Property.

                  (iv) Confidentiality. For the purpose of this Agreement, "Confidential Information" means any information concerning the businesses and affairs of Scion that is not already generally available to the public, and the term "Confidential Information" shall include all information and data concerning or related to the CeNeS Intellectual Property Rights and/or the Purchased Compounds. CeNeS will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Scion or destroy, at the request and option of Scion, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that CeNeS is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, CeNeS will notify Scion promptly of the request or requirement so that Scion may seek an appropriate protective order or waive compliance with the provisions of this Section 5(a)(iv). If, in the absence of a protective order or the receipt of a waiver hereunder, CeNeS is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, CeNeS may disclose the Confidential Information to the tribunal; provided, however, CeNeS shall use its best efforts to obtain, at the request of Scion, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Scion shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

                  (v) Employment of Dr. Jin Liang Sui. Scion represents that it has entered into a mutually acceptable employment agreement with Dr. Jin Liang Sui.

                  (vi) Maintenance of Patents; Infringement.

                           (A) Maintenance.

                                    (I) CeNeS agrees to maintain the Licensed
                           Patents for the life of each such patent, in each jurisdiction in which such patent was issued as of the date of this Agreement (the "Applicable Jurisdictions") and without interruption, and CeNeS shall be responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents (including all payment obligations) and shall, on an ongoing basis, promptly furnish copies of all related documents to Scion within thirty days of receipt or deposition.

                                    (II) CeNeS shall, subject to the prior
                           approval of Scion (not to be unreasonably withheld), select registered patent attorneys or patent agents to provide services for preparing, filing, prosecuting and maintaining the Licensed Patents on behalf of CeNeS (it being acknowledged that Edwards & Angell, LLP is approved by Scion). CeNeS shall directly pay such attorneys or agents and provide Scion copies of each invoice associated with such services, as well as documentation that such invoices have been paid.

                                    (III) CeNeS and its attorneys or agents
                           shall consult with Scion in all aspects of the preparation, filing, prosecution and maintenance of the Licensed Patents and shall provide Scion sufficient opportunity to comment on any document that CeNeS intends to file or to cause to be filed with the relevant intellectual property or patent office.

                                    (IV) Each party shall promptly inform the
                           other as to all matters that come to such party's attention that may affect the preparation, filing, prosecution, or maintenance of the CeNeS Intellectual Property Rights and the Licensed Patents, as applicable, and to permit the other party to provide comments and suggestions with respect to such activities, which comments and suggestions shall be reasonably considered by such party.

                           (V) In the event that CeNeS elects not to maintain
                  the Licensed Patents in any of the Applicable Jurisdictions, then CeNeS shall give thirty days' written notice of such election to Scion, and the Licensed Patent in such jurisdiction shall thereupon be automatically assigned to Scion, without further payment by or obligation on the part of Scion to CeNeS or its successors or assigns. In such an event, CeNeS agrees to cooperate fully with Scion, its attorneys, and agents in the preparation, filing, prosecution and maintenance related to such patents and, upon request, to provide Scion with complete copies of any and all documents or other materials that Scion deems necessary to undertake such responsibilities. Scion shall thereupon assume responsibility for all costs associated with the patents so assigned arising after such assignment, including reasonable costs associated with transferring patent prosecution responsibilities to an attorney or agent of Scion's choice.

                           (B) Infringement by Third Parties.

                                    (I) Each Party shall promptly notify the
                           other in writing of any alleged infringement or misappropriation by third parties of any Licensed

                           Patent and provide any information available to that Party relating to such alleged infringement or misappropriation.

                                    (II) CeNeS shall have the primary right, but
                           not the obligation, to take action in its own name to secure the cessation of any infringement or misappropriation or to enter suit against the infringer. Any such action will be at CeNeS' expense, employing counsel of its own choosing. If CeNeS elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation of the Licensed Patents or fails to take any such action within sixty days of first receiving of such infringement or misappropriation, Scion may do so at its own expense, controlling such action.

                                    (III) CeNeS and its attorneys or agents
                           shall consult and cooperate with Scion in all aspects of any such litigation and shall provide Scion sufficient opportunity to review any document prepared, produced, or received by CeNeS in conjunction with such dispute. Scion agrees to provide comments and suggestions with respect to any such matter, which comments and suggestions shall be reasonably considered by the CeNeS.

                                    (IV) If CeNeS brings action, any damages or
                           other monetary awards recovered by CeNeS shall be applied proportionately first to defray the unreimbursed costs and expenses (including reasonable attorneys' fees) incurred by either or both Parties resulting from such action. If any balance remains after such payment, then such balance shall be shared by the Parties pro rata based upon the Parties' respective documented Liabilities suffered. If CeNeS fails to bring action and Scion brings action, any damages or other monetary awards recovered by Scion shall be applied first to defray the costs and expenses (including reasonable attorneys' fees) incurred in the action by either or both of the Parties resulting from such action. If any balance remains, such balance shall be the property of Scion.

                                    (V) No settlement, consent judgment or other
                           voluntary final disposition of a suit being prosecuted by a Party under this Section 5(iv)(B) may be entered into without the consent of the other Party if such settlement, consent judgment or other voluntary final disposition would alter, derogate or diminish such other Party's rights under the Agreement or otherwise materially adversely affect such other Party, which consent shall not be unreasonably withheld or delayed.

                           (C) Infringement of Third Parties' Rights. Except as
                  set forth in Section 6:

                                    (I) CeNeS shall promptly notify Scion in
                           writing of any alleged infringement or
                           misappropriation by CeNeS of any third party's Intellectual Property Rights with respect to the Licensed Patent and provide any information available to CeNeS relating to such alleged infringement or misappropriation.

                                    (II) CeNeS and its attorneys or agents shall
                           consult and cooperate with Scion in all aspects of any such litigation and shall provide Scion sufficient opportunity to review any document prepared, produced, or received by CeNeS in conjunction with such dispute. Scion agrees to provide comments and suggestions with respect to any such matter, which comments and suggestions shall be reasonably considered by the CeNeS.

                                    (III) All fees, expenses, and costs
                           associated with the defense of such claim shall be borne by CeNeS; provided, however, that upon CeNeS' notice of its election not to defend any such third party claim, Scion may, in its sole discretion, assume responsibility and all costs associated with the defense of such claim, and, upon written notice of the same to CeNeS, the Licensed Patent in dispute shall thereupon be assigned to Scion, without further payment by or obligation on the part of Scion to CeNeS or its successors or assigns. In such an event, CeNeS agrees to cooperate fully with Scion, its attorneys, and agents in the preparation, filing, prosecution and maintenance related to such patents and, upon request, to provide Scion with complete copies of any and all documents or other materials that Scion deems necessary to undertake such responsibilities. Scion shall thereupon assume responsibility for all costs associated with the patents so assigned arising after such assignment, including reasonable costs associated with transferring patent prosecution responsibilities to an attorney or agent of Scion's choice.

                  (vii) Bankruptcy. Until the last to occur of (A) the expiration of the last of the Patents Licensed to Scion; (B) the termination or expiration of this last Sublicense (insofar as such Sublicense has not been assigned to Scion), CeNeS agrees that is shall not cause or permit itself to be wound up or liquidated under the law of any state, or to cause or permit any Bankruptcy to occur. For the purpose of this Agreement, the term "Bankruptcy" shall mean any: (A) application for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee, examiner, liquidator or the like; (B) general assignment for the benefit of creditors; (C) commencement of a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect ("Bankruptcy Code"); (D) institution of any proceeding or petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts; (E) failure to controvert in a timely and appropriate manner or agreement to any petition filed in an involuntary case filed under the Bankruptcy Code;
         (F) general inability to pay debts as they come due (or admission in writing to the same); or (G) any corporate action for the purpose of effecting the foregoing.

                  (viii) Maintenance of the University Licenses. CeNeS agrees to maintain each of the University Licenses in full force and effect for the duration of each such agreement and extensions thereto; provided, however, that this obligation will terminate with respect to the

         Virginia Commonwealth Agreement upon CeNeS' effective assignment of that agreement to Scion.

         (b) Closing.

                  (i) Closing Date. The closing of the purchase and sale (the "Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Boston, Massachusetts 02109, on November 29, 2001 (the "Closing Date"), or at another time and place mutually agreed to by the parties. All actions to be taken, and all documents and instruments to be delivered at the Closing, shall be deemed to have been taken or delivered, as the case may be, simultaneously.

                  (ii) Deliveries by CeNeS. At the Closing, CeNeS shall deliver to Scion (A) a bill of Sale, Assignment and Assumption Agreement representing the transfer of the Purchased Assets; (B) a certificate signed by an executive officer of CeNeS dated as of the Closing Date, certifying as of the Closing Date that the representations and warranties of CeNeS are true and correct; and (C) Schedule G to this Agreement, setting forth a list of the Purchased Compounds with the CeNeS reference number of each Purchased Compounds and its associated structure.

                  (iii) Deliveries by CeNeS plc. At the Closing, CeNeS plc shall deliver to Scion a certificate signed by an executive officer of CeNeS plc dated as of the Closing Date, certifying as of the Closing Date that the representations and warranties of CeNeS plc are true and correct.

                  (iv) Payment by Scion. At the Closing, Scion shall (A) pay to CeNeS the Up Front Payment; and (B) deliver to CeNeS a certificate signed by an executive officer of Scion dated as of the Closing Date, certifying as of the Closing Date that the representations and warranties of Scion are true and correct.

Section 6.        Remedies for Breaches of this Agreement.
                  ----------------------------------------

         (a) Survival of Representations and Warranties. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive for a period of two years from the Closing Date and terminate thereafter, except with respect to the covenants set forth in Section 5(a)(i) through 5(a)(iv), which will survive for a period of five years from the Closing, and with respect to the covenants set forth in Section 5(a)(vi), which shall survive for the life of the applicable Licensed Patents. Any Party learning of a misrepresentation or breach of any of its representations and warranties or covenants set forth in this Agreement shall immediately give written notice thereof to the other Party.

         (b) Indemnification Generally. Each of the Parties agrees to indemnify the other from and against the entirety of any Adverse Consequences such other Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) the breach of any representation, warranty or covenant of such Party or the inaccuracy of any certificate delivered pursuant to this Agreement; or (ii) in the case of Scion, any Liability assumed or deemed to be assumed by Scion other than the Assumed Liabilities. For the purpose of this Agreement, "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         (c) Indemnification Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6(c)(ii) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party; and
         (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                  (iv) In the event any of the conditions in Section 6(c)(ii) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses); and (C) the

         Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

         (d) Set Off. Scion shall have the option of recouping all or any part of any undisputed Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 6) by notifying CeNeS that Scion is reducing the remaining Subsequent Payments on a dollar for dollar basis.

         (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the transactions contemplated by this Agreement.

Section 7.  Miscellaneous.
            --------------

         (a) Entire Agreement; Succession; Assignment. This Agreement (including the Schedules referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Scion may assign its rights to indemnification hereunder to a third party in connection with the sale or license of any of the Purchased Assets.

         (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (c) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) Amendments; Notices. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Scion, to:

         Scion Pharmaceuticals, Inc.
         200 Boston Avenue, Suite 3600
         Medford, MA 02155

                  Attn: Pravin R. Chaturvedi, President and Chief Executive
                        Officer

         with a required copy to:

         Kirkpatrick & Lockhart LLP
         75 State Street
         Boston, MA 02109
                  Attn: Jeffrey P. Donohue

         and

         Fish & Richardson P.C.
         225 Franklin Street
         Boston, MA 02110-2804
                  Attn: Jeffrey Hsi, Ph.D.

         If to CeNeS or CeNeS plc to:

                  CeNeS Pharmaceuticals plc
                  Compass House
                  Vision Park
                  Chivers Way
                  Histon
                  Cambridge CB4 9ZR
                  England

         with a required copy to:

                  Weil, Gotshal & Manges
                  One South Place
                  London EC2M 2WG
                  England
                           Attn: James Gubbins

         (e) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         (f) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7(d) above. Nothing in this Section 7(f), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         (g) Specific Performance; Severability. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7(f) above), in addition to any other remedy to which it may be entitled, at law or in equity. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (h) Guaranty. CeNeS plc agrees that if CeNeS voluntarily dissolves and winds up its affairs, CeNeS plc will assume all obligations under this Agreement, including the indemnification provisions in Section 6 of this Agreement, provided however, that until CeNeS is wound up, CeNeS plc unconditionally guarantees the obligations of CeNeS, up to maximum of the total of the Up Front Payment and Subsequent Payments actually paid.

                                      * * *

         In witness whereof, the parties have set their hands and seals as of the date first written above.



CENeS Pharmaceuticals plc           SCion pharmaceuticals, inc.



         /s/ Neil Clark                      /s/ Praum R. Chaturvedi

By: ____________________________    By: ____________________________


         Chief Operating Officer             President and CEO

Its: ____________________________   Its: ____________________________



CENES PHARMACEUTICALS, INC.



         /s/ Neil Clark

By: ____________________________


         Chief Operating Officer

Its: ____________________________